EXHIBIT 10(iii)(k)

Exxon Mobil Corporation

Provisions for Annuitant Cash Unit Agreements

November 27, 2002

1. Effective Date and Credit of Units. If Grantee completes, signs, and returns the signature page of this Agreement to Exxon Mobil Corporation (the “Corporation”) in Dallas County, Texas, U.S.A. on or before March 14, 2003, this Agreement will become effective the date the Corporation receives and accepts this Agreement in Dallas County, Texas, U.S.A. After this Agreement becomes effective, the Corporation will credit to Grantee the number of units specified on the signature page of this Agreement. Subject to the terms and conditions of this Agreement, each unit will entitle Grantee to receive in settlement of the unit an amount in cash equal to the fair market value of one share of the Corporation’s common stock as described in paragraph 9.

2. Conditions. The units will be subject to the provisions of this Agreement and to such regulations and requirements as the Corporation may establish from time to time. The units will only be credited to Grantee on the condition that Grantee accepts such provisions, regulations, and requirements.

3. Restrictions and Risk of Forfeiture. During the applicable restricted periods specified in paragraph 4 of this Agreement,

(a) the units under restriction may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any attempt to do so will be null and void; and

(b) the units under restriction may be forfeited as provided in paragraph 6.

4. Restricted Periods. The restricted periods will commence when the units are credited to Grantee and, unless the units have been forfeited earlier under paragraph 6, will expire as follows:

(a) with respect to 50% of the units, on November 27, 2007; and

(b) with respect to the remaining units, on November 27, 2012;

except that

(c) the restricted periods will automatically expire with respect to all units on the death of Grantee.

5. No Obligation to Credit Units. The Corporation will have no obligation to credit any units and will have no other obligation to Grantee with respect to the subject matter of this Agreement if Grantee fails to complete, sign, and return this Agreement on or before March 14, 2003. In addition, whether or not Grantee has completed, signed, and returned this Agreement, the Corporation will have no obligation to credit any units and will have no other obligation to Grantee with respect to the subject matter of this Agreement if, before the units are credited Grantee is determined to have engaged in detrimental activity. In this Agreement, “detrimental activity” means activity that is determined in individual cases by the Board Compensation Committee or the Chairman of the Board of the Corporation to be detrimental to the interests of the Corporation or any affiliate.

6. Forfeiture of Units After Crediting. Until the applicable restricted period specified in paragraph 4 has expired, the units subject to restriction will be forfeited or subject to forfeiture in the following circumstances:

(a) Detrimental activity. If Grantee is determined to have engaged in detrimental activity, all units for which the applicable restricted periods have not expired will be automatically forfeited as of the date of such determination.

(b) Attempted transfer. The units are subject to forfeiture in the discretion of the Corporation if Grantee attempts to sell, assign, transfer, pledge, or otherwise dispose of or encumber them during the applicable restricted periods.

7. Taxes. Notwithstanding the restrictions on transfer that otherwise apply, the Corporation in its sole discretion may withhold units, or cash otherwise payable in settlement of units, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required withholding, social security, and similar taxes and contributions (collectively, “required taxes”). If the Corporation does not withhold units or cash to satisfy required taxes, in the alternative the Corporation may require Grantee and Grantee will deposit with the Corporation cash in an amount determined by the Corporation to be necessary to satisfy required taxes. Notwithstanding any other provision of this Agreement, the Corporation will be under no obligation to credit units or to pay cash to Grantee in settlement of any units if Grantee fails timely to deposit such amount with the Corporation. The Corporation in its sole discretion may also withhold any required taxes from dividend equivalents payable on the units.

8. Form of Units; No Shareholder Status. The units will be represented by book-entry credits in records maintained by or on behalf of the Corporation. Units will be unfunded, unsecured promises by the Corporation to pay cash in the future upon the terms and subject to the conditions of this Agreement. Grantee will not be a shareholder of the Corporation with respect to units.

9. Settlement of Units. If and when the applicable restricted period expires with respect to any units, the Corporation will pay to or for the account of Grantee promptly after such expiration an amount in cash equal to the fair market value of one share of the Corporation’s common stock on the expiration date, net of required taxes in accordance with paragraph 7. Fair market value of shares will be determined and payments will be made in accordance with the procedures of the Corporation in effect at the time. Units will only be settled in cash.

10. Dividend Equivalents. During the applicable restricted periods, the Corporation will pay to Grantee cash with respect to each credited unit corresponding in amount, currency, and timing to cash dividends that would be payable with respect to an outstanding share of the Corporation’s common stock.

11. Change in Capitalization. If during the applicable restricted periods a stock split, stock dividend, or other relevant change in capitalization of the Corporation occurs, the Corporation will make such adjustments in the number of units credited to Grantee, or in the number and type of securities used in determining the cash settlement value of units or dividend equivalent amounts, as the Corporation may determine to be appropriate.

12. Limits on the Corporation’s Obligations. Notwithstanding anything else contained in this Agreement, under no circumstances will the Corporation be required to credit any units or make any payments in settlement of units if doing so would violate any law or listing requirement that the Corporation determines to be applicable.

13. Addresses for Communications. To facilitate communications regarding this Agreement, Grantee will provide Grantee’s current mailing and email addresses on the signature page of this Agreement and agrees to notify the Corporation promptly of changes in such information in the future. Communications to the Corporation in connection with this Agreement should be directed to the Incentive Processing Office at the address given on the signature page of this Agreement, or to such other address as the Corporation may designate by further notice to Grantee.

14. Governing Law and Consent to Jurisdiction. This Agreement is governed by the laws of the State of New York without regard to any conflict of law rules. Any dispute arising out of or relating to the Agreement may be resolved in any state or federal court located within Dallas County, Texas, U.S.A. Grantee accepts that venue and submits to the personal jurisdiction of any such court. Similarly, the Corporation accepts such venue and submits to such jurisdiction.

15. Entire Agreement. This Agreement constitutes the entire understanding between Grantee and the Corporation with respect to the subject matter of this Agreement. This Agreement is not governed by or subject to the provisions of the Corporation’s 1993 Incentive Program or Short Term Incentive Program.